EXHIBIT 10.35

January 28, 2002

Chris Lochhead

Dear Chris:

RE: Terms of engagement - Chris Lochhead and Pivotal Corporation

I am very pleased to offer you the following terms of engagement with our team at Pivotal Corporation (“Pivotal”):

1.	You will provide consulting services through your company, LOCHHEAD Corporation, to Pivotal by reporting to and receiving instruction from Bo Manning, President and CEO.

2.	You will be paid a retainer of US $12,000 per month, payable monthly. This retainer is paid in exchange for you providing the aggregate of one and one half (1.5) full days of in-person services, or fifteen (15) hours of telephone consulting, in each month. Once the above amount has been exceeded, and upon prior approval of Bo Manning only, you may charge a fee of US$900 per hour, to a total of US$8,000 per full day, for any additional services.

3.	You will be reimbursed for all ordinary, necessary, reasonable and pre-approved travel expenses.

4.	Payment for all services and expenses will be due within thirty (30) days of receipt of invoice by Pivotal.

5.	This engagement is separate and distinct from your position as a member of the Board of Directors of Pivotal, and as such, those duties as Director are to be kept separate and distinct. To this end, no fees shall be payable by Pivotal to you for any services rendered by you in your role as Director of Pivotal, including attending Board meetings or any strategic advice requested and/or given by you in that capacity.

6.	You will present to Pivotal a summary of work performed, when requested, to disclose the nature and amount of work performed.

7.	You are not entitled to earn any additional incentive compensation.

8.	Nothing in this agreement is to be construed as an offer of employment, nor as anything other than a contractor relationship. Further, neither this agreement, nor any of the terms or conditions contained herein, shall be construed as creating a partnership, joint venture, franchise or agency relationship.

9.	You agree that you are independent and neither yourself nor any of the employees of LOCHHEAD Corporation are agents or employees of Pivotal. You will be responsible for meeting all legal requirements applicable to independent contractors and maintaining your business operation. You shall not hold yourself out as an agent of Pivotal, or attempt to bind Pivotal to any third-party agreement. You will defend, indemnify and hold harmless Pivotal from and against all liabilities, claims, costs, fines, an damages of any type (including attorney’s fees) arising out of or in any way related to your delivery of services to Pivotal.

10.	Your engagement with Pivotal will commence effective October 1, 2001, and either party may terminate this engagement by giving the other party thirty (30) days written notice, without penalty.

11.	As a condition of your engagement, you are required to sign an agreement of confidentiality, and to acknowledge that any intellectual property which results from the services provided under the agreement is owned by Pivotal. In addition, should your engagement with Pivotal terminate for any reason, the agreement prohibits you from interfering with the employees, customers or business of Pivotal for a period of time following the cessation of employment.

This offer is open for your acceptance until January 30. 2002. Please sign the attached copy of this letter and the Confidentiality Agreement to indicate your agreement, and return the signed copies to us.

We look forward to a long and mutually rewarding relationship.

Yours very truly,

I agree with and accept the above terms and conditions of this engagement.

Bo Manning
President & CEO	Chris Lochhead

/ajb	Date:
Encs.